Exhibit 10.7

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $4,000,000.00

February 14, 2020

Glory Star New Media Group Holdings Limited, a Cayman Islands exempted company (“Maker”), promises to pay to the order of EarlyBirdCapital, Inc. or its registered assigns or successors in interest or order (“Payee”), the principal sum of Four Million Dollars ($4,000,000.00) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Repayment. The principal balance of this Note shall be payable on the first anniversary of the closing of Maker’s business combination with Glory Star New Media Group Limited (such date, the “Maturity Date”). The principal balance may be prepaid at any time, at the election of Maker.

2. Interest. This Note shall be non-interest bearing.

3. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)	Voluntary Bankruptcy, etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

4. Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 3(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 3(b) and 3(c) hereof, the unpaid principal balance of this Note and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

5. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

6. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without affecting Maker’s liability hereunder.

7. Notices; Agent for Service. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail. Maker hereby appoints Lewis Brisbois Bisgaard & Smith LLP, at the address of 77 Water Street, Suite 2100, New York, New York 10005, as its agent for service of process in New York and agrees to execute any documents and agreements as necessary to effectuate same. If service of process is effected pursuant to the above sentence, such service will be deemed sufficient under New York law and Maker shall not assert otherwise.

8. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

9. Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9) arising out of, related to, or in connection with this Note (a “Dispute”) shall be governed by this Section 9. A party must, in the first instance, provide written notice of any Disputes to the other party subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by the other party subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the International Arbitration Rules of the American Arbitration Association (“AAA”). In the event the dispute is brought before the AAA, the arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel. Each of the parties agrees that the decision and/or award made by the arbitrators shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. Furthermore, the parties to any such arbitration shall be entitled to make one motion for summary judgment within 60 days of the commencement of the arbitration, which shall be decided by the arbitrators prior to the commencement of the hearings.

10. WAIVER OF TRIAL BY JURY. WITHOUT DEROGATING FROM THE AGREEMENT TO ARBITRATE IN SECTION 10. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS NOTE, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

13. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

14. Conversion.

(a)	At Payee’s option, at any time prior to payment in full of the principal balance of this Note, Payee may elect to convert all or any portion of the unpaid principal balance of this Note into that number of ordinary shares of Maker (“Ordinary Shares”) equal to: (x) the portion of the principal amount of this Note being converted pursuant to this Section 14, divided by (y) the Conversion Price, rounded up to the nearest whole number of shares (the “Conversion Shares”). The Conversion Price shall be equal to the volume-weighted average price of the Ordinary Shares on the Nasdaq Capital Market or such other securities exchange or securities market on which the Ordinary Shares are then listed or quoted, for the ten trading days prior to such conversion date; provided, that, subject to Section 15, the Conversion Price shall not be less than $5.00 (the “Floor Price”). The Conversion Shares, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights set forth in Section 15 hereof.

(b)	At the Maturity Date, the unpaid principal balance of this Note shall automatically convert into Ordinary Shares at the Conversion Price.

(c)	Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Shares, (iii) Maker shall promptly deliver a new duly executed Note to Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its directors, officers or shareholders or their respective affiliates) (Payee or such other persons, the “Holders”) the Conversion Shares, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

(d)	The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Shares upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion.

15. Registration Rights.

(a)	Maker shall use its best efforts to: (i) file a registration statement on Form S-1 or F-1with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, with respect to the resale of all the Conversion Shares as soon as practicable after the date hereof, and (ii) obtain effectiveness of such registration statement within 180 calendar days from the date hereof (the “Effectiveness Deadline”).

(b)	In the event such registration statement is not declared effective by the Effectiveness Deadline, the Floor Price shall automatically decrease to $4.00. The Floor Price shall automatically decrease by $1.00 for every 30-day period following the Effectiveness Deadline in which such registration statement has not been declared effective; provided, however, that the Floor Price shall not be less than $1.00. Notwithstanding the foregoing, the Floor Price shall not decrease if the failure to include all of the Conversion Shares in such registration statement prior to the Effectiveness Deadline is due to the occurrence of a Reduction Event (as defined in Section 15(c)).

(c)	In the event the staff of the Commission advises Maker (the “SEC Guidance”) that the number of Conversion Shares which may be included in such registration statement should be limited pursuant to Section 612.09 of the Commission’s Compliance and Disclosure Interpretations, Maker shall promptly notify Payee of the SEC Guidance and Payee and its counsel shall be permitted to review and comment on Maker’s response to the Commission. If Maker is subsequently required pursuant to SEC Guidance to reduce the number of Conversion Shares to be registered on such registration statement (a “Reduction Event”), all Ordinary Shares held by other persons shall be subject to cutback from such registration statement prior to the cutback of any Conversion Shares. In the event any Conversion Shares are cut back from such registration statement, Maker shall use its best efforts to register such shares in a subsequent registration statement promptly thereafter.

(d)	The Holders shall also be entitled to include the Conversion Shares in any registration statement to be filed by Maker; provided, however, that in the event that an underwriter advises Maker that the maximum number of securities has been exceeded with respect to a piggyback registration, all Ordinary Shares held by other persons shall be subject to cutback from such registration statement prior to the cutback of any Conversion Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

By:	/s/ Bing Zhang
Name: Bing Zhang
Title: Director